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                         COMPASS BANCSHARES, INC.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                         COMPASS BANCSHARES, INC.
               --------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

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






For Immediate Release
---------------------
March 31, 1995
For further information:  Ellen Laden, 205/933-3554


          COMPASS CEO RESPONDS TO DISTORTED VIDEOTAPE

      Birmingham, Ala...D. Paul Jones Jr., chairman and chief executive officer of Compass Bancshares, Inc. (NASDAQ:CBSS) today responded to the latest taping by Harry B. Brock Jr. -- a new videotape he has circulated.

      Mr. Jones stated, "it is a sad commentary on Mr. Brock's desperation that he must resort to yet another dirty trick. His new video uses the oldest technique of distortion -- splicing together video clips made at different times in order to take quotes out of context.

      "The truth about Regions is simple and not even Mr. Brock can distort it. He pretends that he only suspected discussions. In fact, the discussions were suggested by Mr. Brock himself. There never was a serious negotiation. There never was a deal. There never was a proposal made by either side and the subject is closed. The events in question -- which Mr. Brock has tried to make a prominent part of his efforts to regain control of Compass -- involved a few conversations during January."

      The  spliced-together videotape follows revelations earlier this week that
Brock   secretly  taped  conversations  with  Compass  shareholders,  employees, analysts and reporters.

     Brock also was delivered a set-back when federal judge Sam Pointer ruled on Tuesday that the Compass annual meeting set for April llth would go on as scheduled.

      Compass Bancshares, Inc. is a $9.1 billion bank holding company with 188 offices in Alabama, Florida and Texas.




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